Exhibit 99.1

FOR IMMEDIATE RELEASE:	September 12, 2007
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM RECEIVES ORDERS FOR OVER $6.0 MILLION
IN GRAVITY FEED TEST HANDLERS

St. Paul, Minn. (9/12/07)— Aetrium Incorporated (Nasdaq:ATRM) today announced that it has recently received orders totaling more than $6.0 million for multiple units of its 55V Series gravity feed test handler. The orders were placed by a large U.S. headquartered integrated device manufacturer with numerous production facilities in southeast Asia. These new orders are in addition to $2.2 million in orders placed by this same customer and announced by Aetrium in late June of this year.

“These new orders reflect further progress in our efforts to gain market share, and continued success in our strategy of focusing our marketing and engineering efforts on what we believe to be the most compelling and fastest growing test handler requirements,” said Joseph C. Levesque, president and chief executive officer. “All of the newly ordered 55V Series test handlers will be configured to handle newer generation leadless IC packages. We believe that the newer packages will continue to expand their share of the overall packaging market. Some of the ordered test handlers will ship this quarter, but the majority are scheduled for shipment in the fourth quarter. These new orders will result in higher bookings and higher revenues in Q3 over the second quarter.  We will enter Q4 with a significantly larger backlog than we entered third quarter, which we expect will lead to materially higher revenue levels in Q4 over the third quarter.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2006.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits (ICs). The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.